Exhibit 99.01

OGE ENERGY CORP. CAUTIONARY FACTORS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage such disclosures without the threat of litigation providing those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement.  Forward-looking statements have been and will be made in written documents and oral presentations of the Company.  Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in the Company’s documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions are intended to identify forward-looking statements.  In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following, by segment:

Consolidated (including Electric Utility, Natural Gas Transportation and Storage, Natural Gas Gathering and Processing and Natural Gas Marketing Segments)

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Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, transmission, currency, interest rate and warranty risks;

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Risks associated with PRM strategies intended to mitigate exposure to adverse movement in the prices of natural gas on both a global and regional basis, including commodity price changes, market supply shortages, interest rate changes and counterparty default;

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General economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on our ability to access the capital markets, inflation rates and monetary fluctuations;

•	Customer business conditions including demand for their products or services and supply of labor and materials used in creating their products and services currently and in the future;

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Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, the FERC, state public utility commissions; the regional state committee which regulates the SPP; state entities which regulate natural gas transmission, gathering and processing and similar entities with regulatory oversight;

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Environmental laws, safety laws or other regulations passed by the EPA, the Oklahoma Department of Environmental Quality or other governing agencies that may impact the cost of operations or restricts or changes the way the Company operates its facilities;

•	Availability or cost of capital, including changes in interest rates, market perceptions of the utility and energy-related industries, the Company or any of its subsidiaries or security ratings;

•	Employee workforce factors including changes in key executives and employee retention;

•	Social attitudes regarding the utility, natural gas and power industries;

•	Identification of suitable investment opportunities to enhance shareowner returns and achieve long-term financial objectives through business acquisitions and divestitures;

•	Some future investments made by the Company could take the form of noncontrolling interests which would limit the Company’s ability to control the development or operation of an investment;

•	Increased pension and healthcare costs;

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Costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including but not limited to those described in Note 14 of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2010, under the caption Commitments and Contingencies;

•	Technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; and

•	Other business or investment considerations that may be disclosed from time to time in the Company’s SEC filings or in other publicly disseminated written documents.

Electric Utility Segment

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Increased competition in the utility industry, including effects of decreasing margins as a result of competitive pressures; industry restructuring initiatives transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

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Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints;

•	Rate-setting policies or procedures of regulatory entities, including environmental externalities;

•	Approval of future regulatory filings with the OCC or the APSC;

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Whether OG&E can successfully implement its Smart Grid program to install meters for its customers and integrate the Smart Grid meters with its customer billing and other computer information systems; and

•	Discontinuance of accounting principles for certain types of rate-regulated activities.

Natural Gas Transportation and Storage and Natural Gas Gathering and Processing Segments

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Increased competition in the natural gas processing industry, including effects of decreasing margins as a result of competitive pressures, commodity exposure and nature of competitors entering the industry; and

•	Cold weather extremes that may impact the ability of producing customers to maintain gas deliveries, or the quality of such deliveries, into the pipeline system.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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